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                                                                    Exhibit 20.1


                             SUMMARY GEOLOGY REPORT

                               ON THE GAB PROPERTY

                                CROSS LAKE AREA,

                  SOUTH MINING DISTRICT, NORTHWEST TERRITORIES

                                    GAB CLAIM
                                     F81801


                                 N.T.S. 85-P-3/4

Latitude 63 05' North                                    Longitude 113 30' West

                                       for

                              Palomine Mining Inc.
                           Suite 507 - 595 Howe Street
                           Vancouver, British Columbia
                                     V6C 2T5






                                       by


                                 Glen Macdonald
                                   June, 2005
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                                             TABLE OF CONTENTS



            SUMMARY ............................................................................        ii

 1.         INTRODUCTION AND TERMS OF REFERENCE ................................................         1

 2.         PROPERTY DESCRIPTION AND LOCATION ..................................................         2

 3.         ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE and PHYSIOGRAPHY............         3

 4.         HISTORY ............................................................................         5

 5.         GEOLOGICAL SETTING .................................................................         6
            5.1 REGIONAL GEOLOGY of the AREA ...................................................         6

 6.         DEPOSIT TYPES ......................................................................         8

 7.         MINERALIZATION .....................................................................         9

 8.         EXPLORATION SUMMARY ................................................................        11

 9.         DRILLING SUMMARY ...................................................................        24

  10.       SAMPLING ETAL, DATA VERIFICATION ...................................................        24

  11.       ADJACENT PROPERTIES ................................................................        24

  12.       INTERPRETATION AND CONCLUSIONS .....................................................        25

  13.       RECOMMENDATIONS ....................................................................        28
            13.1     BUDGET ....................................................................        29

14          STATEMENT OF QUALIFICATIONS ........................................................        30

                 APPENDICES

            APPENDIX I - REFERENCES

            APPENDIX II - ASSAY WORK SHEET

                 LIST OF TABLES

 1.        ASSAY RESULTS .......................................................................    At end

                 LIST OF FIGURES

                 1.  LOCATION MAP ..............................................................    At end
                 2.  REGIONAL GEOLOGY
                 3.  ZONE "A" LOCATION .........................................................    At end
                 4. TRENCH SAMPLE LOCATION .....................................................    At end


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                                     SUMMARY

Palomine Mining Inc. has the option to purchase a 80% interest the Gab Mining Claim from Mr. Max Braden of Yellowknife N.W.T.. The property consists of one - 18 unit claim block containing 1112 acres which have been staked and recorded with the South Mining District, Northwest Territories. No legal survey of the claims has been undertaken.

The Gab Mining Claim, located near Cross Lake is about 80 km northeast of the city of Yellowknife, Northwest Territories, on NTS map sheet 85-P-3/4, is a gold exploration project. The claims are accessible by float plane to Cross Lake or helicopter. An old winter road exists from Cross Lake to the old mine site of Discovery Mines. Facilities and the skilled population base at Yellowknife is readily available.

The property is underlain by metasedimentary rocks of the Yellowknife Super Group intruded by the narrow pegmatite and broader granite dykes.

Past work on the Gab Mineral prospect since 1937 has indicated the presence gold bearing quartz veins within a deformation zone in the more mafic rich units of the metasediments.

A recommended two phased mineral exploration program consisting of air photo interpretation, geological mapping, geochemical soil sampling and geophysical surveying will enhance the targets for diamond drilling. This two phase exploration program to fully evaluate the Gab prospect, at a cost of $15,000, is fully warranted to be undertaken.


                                       ii
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1. INTRODUCTION


In 2004, Palomine Mining Inc. acquired an option to purchase an 80% interest in the 18 unit Gab mineral claim which was staked to cover gold bearing quartz veins within the Yellowknife metasedimentary Group of rocks that host most of the known gold mineralization in this area.

The claims are located near Cross Lake, in the South Mining District of Northwest Territories, Canada, 80 kilometres northeast of the city of Yellowknife.

Previous exploration work to investigate the mineral potential of the property has outlined some favourable areas for continued exploration and development.

This report was initiated by Palomine Mining Inc. to summarize the exploration results of a Phase I survey program at the Gab Mineral claim. This program was conducted during September 2004 and May 2005 at an approximate cost of $5000 US.


                                       1
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2. PROPERTY DESCRIPTION AND LOCATION


The Gab claim project is located on Mac Lake, 8 miles south of Thistlewaite Lake in southern Northwest Territories, Canada, approximately 80 miles northeast of Yellowknife, Northwest Territories on NTS map sheet 85-P-3/4 at approximately Latitude 63(1)05"N and Longitude 113(degree)30'W. The Gab claim is summarized as follows:

 -------------------------------------------------------------------------------
   Claim       Record       Recording         Registered         Current
               Number       Date              Owner              Expiry Date
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
   Gab         F81801       May 28, 2003      Max Braden         May 28, 2006
 -------------------------------------------------------------------------------

These claims are administered by the Mineral Tenure Act of Northwest Territories and require $100 worth of assessment work to be undertaken in Year 1 and 2 , followed by $200 per claim per year thereafter. No legal survey of the claims has been undertaken since it is not common exploration practice to conduct such expensive surveying at these early stages of exploration. Figure 2 shows the claim locations as presently known.

There are no known environmental concerns or parks designated for any area contained within the claims. The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation.


Palomine Mining Inc. has the option to purchase a 80% interest in the property from Braden.


                                       2
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3. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND TOPOGRAPHY


The claims are accessible by float plane to Gordon Lake or helicopter. An old winter road exists from Cross Lake to the old mine site of Discovery Mines. Facilities and the skilled population base at Yellowknife is readily available and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Yellowknife.

Sub Artic alder and white lodge pine intermixed with tundra bogs grow throughout the area and good rock exposure is found along the lake shores. Winters are cold with generally medium snowfall accumulations and summers are temperate with adequate precipitation.


Figure 1 of this report shows the project location.


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4. HISTORY


Gold was first reported in the area in the early 20,11, century in outcrops in the Thistlewaite Lake area. Mineral claims were recorded in the 1945 covering gold-quartz veins in the outcrops of the surrounding area of the Gab Claim after the 1938 discovery of the Discovery Mine.

Numerous showings of this type of mineralization have been discovered in the area and some minor prospects have achieved significant production, with ore being shipped to the Discovery Mine Mill located west of the west end of Thistlewaite Lake. The Discovery mine produced 1,114,000 ounces of gold from 1,100,000 tons of ore. A grade of 1.01 ounces of gold per ton was achieved.

During the 1940's several properties north of and including the Gab Claim were drilled by mineral exploration companies, including Consolidated Mining and Smelting (Teck Cominco).

Early exploration work on the Gab claim was reported in the 1940's and consisted of several drill holes totaling 6380 feet of drilling, surface trenching and a shaft sunk to 38 feet total depth.

Treminco Explorations Canada Ltd. optioned the property and carried out programs of limited geological mapping during 1986 and followed up with drilling on adjacent properties.


The claim lapsed and was staked by the current owner, Max Braden, in 2003.


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5. GEOLOGICAL SETTING

5.1 REGIONAL GEOLOGY OF THE AREA

The property lies within the region underlain by metasedimentary rocks of the Archean Yellowknife Super Group which consists primarily of metamorphosed turbidites and associated sediments. Structurally the area has been subjected to significant folding and faulting which has resulted in deformation zones.

In the immediate area of the property, quartz-mica hornfels (originally impure quartzites or greywackes of probable turbidite origin) are found interlayered with finer grained, more argillaceous units mostly quartz -biotite schists. The sequence is intruded by the narrow pegmatite and broader pink granite dykes or sills.

5.1.1 PROPERTY GEOLOGY

The Gab property is underlain by the metasedimentary rocks of the area intruded by a granite pluton on the east. Detailed investigation of properties in the region suggest that the gold-bearing quartz vein is confined to a fairly discrete narrow zone within the metasedimentary unit that is more mafic in content and more complexly folded than the adjacent greywackes to the south and quartz-mica schists to the north. The folded Gab vein exhibits a bedding-parallel quartz vein system within a deformed mafic rich unit.

Strong foliation occurs in a north-south direction with quartz veins orientated sub-parallel to the foliation in greywacke metasediments that vary from biotite rich to knotty porphyroblastic composition.

Host rocks to the deformation zone in the immediate area of the quartz vein structure are unexposed.


The mineralized structure of the Gab vein may be a continuation of the nearby Sparta vein.


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6. DEPOSIT TYPES

On a regional basis this area of Northwest Territories is notable for quartz-vein occurrence of rich gold deposits of Discovery mine type that occur at the contact between units in the Yellowknife Super Group in structural deformation zones. Often there are associated granitic intrusives as dikes, sills or small plugs.


7. MINERALIZATION

Gold mineralization on the property is associated with vein quartz and minor disseminated sulphides that consist of pyrite, galena, sphalerite. Some occurrences of visible gold have been reported from the Gab vein.

Within the quartz vein zone gold grades are usually erratic. Other quartz vein zones not associated with this main zone are present on the property.


8. EXPLORATION SUMMARY

Past work Gab Mineral prospect since 1945, has indicated the presence gold bearing quartz veins within a deformation zone in the more mafic rich units of the metasediments

Exploration work in the 1980's has not to the author's knowledge included any attempt to drill the structure to the north. Records indicate that no detailed exploration has been completed on the property since the 1940's coinciding with the economic downturn in mineral exploration in Northwest Terrritories.


9. DRILLING SUMMARY

Drilling reported in 1946 on the Gab Claim was concluded in 1986 to have suffered from a lack of planning and insufficient records remain to evaluate its merit.


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10. SAMPLING METHOD; SAMPLE PREPARATION; DATA VERIFICATION

The current sampling program and all previous exploration conducted to date has been conducted according to generally accepted exploration procedures with methods and preparation that are consistent with generally accepted exploration practices. No drilling sampling or recovery factors are material to the accuracy and reliability of the results reviewed to this report.


The laboratories used for analysis are recognized reputable laboratory certified to complete the analysis and employ their internal checks and quality control.


11. ADJACENT PROPERTIES

Adjacent properties are cited as examples of the type of geology that has been found in the area and are not major facets to this report.


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12. INTERPRETATIONS AND CONCLUSIONS

The area is well known for numerous productive mineral occurrences. The locale of the Gab claim is underlain by the same rock units of the Yellowknife Super Group that are found at those mineral occurrence sites and with relevant associated deformation structures along contacts between differing rock units.

These rocks consisting of metasediments have been intruded by the granitic sills, dykes and plugs associated with gold mineral occurrences in the region.

Structures and mineralization consistent with that found throughout the region associated with gold deposits occur on the claim.

The current work program included geological review of the property, cleaning out and re-sampling of the old "Zone A" trenches. Assays for gold ranges from a low of 6.3 ppb (Parts per billion) to a high of 17,767 ppb (17.76 grams per ton or 0.52 ounces per ton) and demonstrate that quartz veins in the area are permissive to contain gold in significant quantities. Further exploration is warranted and recommended for the Gab Claim vein systems, including a review of the granite intrusive stock to the east.


13.      RECOMMENDATIONS

Initiation of the second phase of exploration to further delineate the mineralized system currently recognized on the Gab Claim is recommended.

This program should include of air photo interpretation of the structures, both regionally and detailed on the area of the main showings, followed with geological mapping and geophysical surveying. This exploration work is intended to guide a follow-up diamond drill program, so that the known mineralization and the whole property can be thoroughly evaluated with the most up to date exploration techniques.


                                       8
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13.1 BUDGET

The proposed budget for the recommended work in Cdn$ is as follows:


   1.    Detailed Geological Mapping                      $    3,200

   2.    Geophysical Surveying                            $    4,000

   3.    Assaying                                         $    1,000

   4.    Air support                                      $    1,800

   5.                              TOTAL                  $   10,000
                                                          ----------


                                       9
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14. STATEMENT OF QUALIFICATIONS

I, GLEN MACDONALD, of 303 - 1334 Cardero Street, Vancouver, BC, hereby certify that:

         1. I am a graduate of the University of British Columbia with degrees in Economics (B.A., 1971) and Geology (B.Sc., 1973);

         2. I have practiced my profession as Geologist since graduation; over 28 years;

         3. I have worked as a Geologist for Whitehorse Copper Mine and acted as District Manager for Exploration for Yukon/Western N.W.T. for Noranda Exploration and am therefore qualified to write this report and recommend the proposed exploration program and budget in this report;

         4. I have practised Geology as an Independent Consulting Geologist since 1983;

         5. I am a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (No. 36214);

         6. I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia (No. 20464);

         7. I am familiar with the geology of the Coast Range having worked and reviewed several similar projects over the years.

         8. I am responsible for this report and the opinions expressed therein.

         9. There are no material facts or material changes in the subject matter of this report that would mislead the reader.

         10. I have no interest, direct or indirect, in the properties or shares of Palomine Mining Inc., nor do I expect to receive any.

         11. I have no prior involvement with this property and have read Instrument and Form 43-101 F 1 and this technical report has been prepared in compliance with this instrument and Form 43-101 Fl.

         12. I hereby grant my permission for Palomine Mining Inc. to use this report for any corporate use normal to the business of the Company.

         Dated at Vancouver, BC, this _____ day of June, 2005.



Glen Macdonald, P.Geol., P.Geo.


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                                   APPENDIX I
                                   ----------


                                   REFERENCES


REFERENCES
----------


KLEWCHUK, P., OCTOBER 7, 1986, GEOLOGICAL REPORT ON THE GAB GROUP. REPORT FOR
         TREMINCO RESOURCES LTD.

KLEWCHUK, P., MARCH 1987, GEOLOGICAL REPORT ON A DIAMOND DRILL PROGRAM AT THE
         GAB CLAIMS. REPORT FOR TREMINCO RESOURCES LTD.

PADGHAM, W.A., 1985, TURBIDITE HOSTED GOLD QUARTZ VEINS IN THE SLAVE PROVINCE
         N.W.T., G.A.C. SPECIAL PAPER 32

SENKIW, M.L., 1983, ORE RESERVE CALCULATION OF THE SPARTA DEPOSIT GORDON LAKE,
         N.W.T. FOR ANTHONY F. SHEARCROFT.

PADGHAM, L. 1988, GEOLOGICAL REPORT EXPLORATION PROGRAM 1987: Heather, PETE,
         BILL, RON, TINKER MINERAL CLAIMS


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